COMMUNITY BANCSHARES, INC.




To the Shareholders of
Community Bancshares, Inc.:

 In connection with the Annual Meeting of Shareholders of Community Bancshares, Inc. (the "Company") to be held at 10:00 A.M., local time, on Thursday, March 28, 1996, we enclose a Notice of Meeting and Proxy Statement containing information concerning those matters which are to be considered at the meeting.

  You are cordially invited to attend the Annual Meeting in person. We will appreciate your signing and returning the form of proxy in the enclosed postage-prepaid envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will, of course, be returned to you if you are present at the meeting and so request.

   We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on March 28.


                                            Sincerely yours,




                                             Kennon R. Patterson, Sr.
                                             Chairman and President


Please fill in, date, sign and mail promptly the accompanying Proxy in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.









                              COMMUNITY BANCSHARES, INC.

                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              ____________________________


   The Annual Meeting of the shareholders of Community Bancshares, Inc. (the "Company"), will be held at The Heritage Club, 111 Washington Street NE, Huntsville, Alabama, on Thursday, March 28, 1996 at 10:00 A.M., local time, for the following purposes:

  1. To amend the corporation's by-laws to provide for three classes of directors to serve three year staggered terms after an initial transition period;

  2. To elect Kennon R. Patterson Sr., Denny Kelly, R.C. Corr, Jr., Bishop K. Walker, Jr.,Hodge Patterson, III, C.K. Copeland, Glynn Debter, Loy McGruder, Jon M. Owings, Merritt Robbins, Robert O. Summerford, and Wayne Washam to serve as directors of the Company for terms in accordance with the Amended Articles of Incorporation if Proposal 1 is adopted and, if the proposal is not adopted, for a one year term until their successors are elected and qualified;

  3. To approve the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP,to serve as independent auditors for the year ending December 31,1996;

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 1, 1996, are entitled to notice of and to vote at the meeting.

The enclosed Proxy Statement explains the proposals. We urge you to read these materials carefully.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
If you need assistance in completing your proxy, please call the Company at telephone number (205) 429-1000.

THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL THE PROPOSALS PRESENTED.

                                 By Order of the Board of Directors

                                 Bishop K. Walker, Jr.
                                 Secretary

Blountsville, Alabama
March 8, 1996




                           COMMUNITY BANCSHARES, INC.

                   Proxy Statement for the Annual Meeting
                   of Shareholders to be Held March 28, 1996

                     _____________________________________

                                   INTRODUCTION


   This Proxy Statement is furnished to shareholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held March 28, 1996, and at any adjournments thereof (the "Meeting"), for the purposes of (i) establishing a classified board of directors to serve three year terms after an initial transition term of one year for Class I directors and two years for Class II directors, (ii) electing twelve directors of the Company, (iii) approving the appointment of independent auditors, and (iv) transacting such other business as may properly come before the Meeting.

   The executive offices of the Company are located at Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement was mailed to shareholders of the Company on or about March 8, 1996.

Shareholders Entitled to Vote

   Each holder of record of the Company's current $.10 par value common stock (herein sometimes referred to as "Shares") as of the close of business on February 1, 1996, will be entitled to vote at the Meeting. Each shareholder will be entitled to one vote on each proposal for each Company Share held as of such date. At the close of business on that date, there were 1,821,935 Shares issued and outstanding, and these were held by approximately 1,199 persons.Notwithstanding the record date specified above, the Company's stock transfer books will not be closed and Shares may be transferred subsequent to the record date, although all votes must be cast in the names of shareholders of record as of the record date.

Votes Required

   All matters which may be considered and acted upon by the shareholders at the Meeting require approval by the affirmative vote of at least a majority of the valid votes cast except for the proposal to establish a classified board of directors which requires approval by the affirmative vote of a majority of shares of stock eligible to vote at the meeting.

Proxies

 If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised; but it if is not revoked, the Shares represented thereby will be voted by the persons designated in such proxy. Shares represented by the proxies received will be voted in favor of (i) the establishment of a classified board of directors to serve three year terms after an initial transition term of one year for Class I directors and two years for Class II directors, (ii) the election of all nominees for directors, (iii) approval of the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, as independent auditors of the Company for the year ending December 31, 1996, and (iv) in the best judgment of such proxies as to any other matters which may come before the Meeting.






             PROPOSAL TO AMEND THE CORPORATE BY-LAWS TO PROVIDE FOR
          A CLASSIFIED BOARD OF DIRECTORS (ARTICLE II AND ARTICLE III)


  The Company's Board has unanimously approved and recommended that the stockholders of the Company approve an amendment to the By-Laws to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office.

 The Company's By-Laws now provide that all directors are to be elected annually for a term of one year. Delaware law permits provisions in a certificate of incorporation or the by-laws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the By-Laws described in Exhibit A to the Proxy Statement would provide that directors will be classified into three classes as nearly
equal in  number  as  possible.    One class would hold office initially for a
term expiring at the 1997 Annual Meeting;another class would hold office initially for a term expiring at the 1998 Annual Meeting; and another class would hold office initially for a term expiring at the 1999 Annual Meeting. At each Annual Meeting following this initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified.

  If the proposal is approved by the shareholders,the Board of Directors will, for purposes of initial implementation, designate three classes of
directors.    Class I, consisting  of  Dr.  Jon M. Owings, C.K. Copeland, Bobby
Summerford and Hodge Patterson, III, will be elected initially for a one-year term expiring at the next Annual Meeting of Shareholders; Class II, consisting of Bishop K. Walker, Jr., Glynn Debter, R. C. Corr, Jr., and Loy McGruder, will be elected initially for a two-year term expiring at the 1998 Annual Meeting of Shareholders; and Class III, consisting of Kennon R. Patterson, Sr., Denny Kelly, Wayne Washam, and Merritt Robbins, will be elected for a three-year term expiring at the 1999 Annual Meeting of Shareholders; and, in each case, until their successors are duly elected and qualified. Information concerning the current nominees for election as directors at the Annual Meeting is set forth below under "Election of Directors." Commencing with the Annual Meeting of Shareholders scheduled to occur in March 1996, directors elected to each class would serve for a three-year term and until their successors are duly elected and qualified.

 If the proposal to adopt a classified board is not approved and implemented, all of the Directors elected at the Annual meeting will serve for a one-year term.

 The proposed classified board amendment will significantly extend the time required to effect a change in control of the Board of Directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of Directors can be made by stockholders holding a plurality of the votes cast at a single Annual Meeting. If the Company implements a classified board of directors, it will take at least two Annual Meetings for even a majority of stockholders to make a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.




   Under Delaware law, directors chosen to fill vacancies on a classified board shall hold office until the next election of the Class for which such directors shall have been chosen, and until their successors are elected
and qualified.  Delaware law also provides that, unless   the  certificate  of
incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Certificate of Incorporation does not provide otherwise. Accordingly, if the classified board proposal is approved by the stockholders, conforming By-Law provisions, substantially in the form attached as Exhibit A to this Proxy Statement, will be implemented. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock. Cumulative voting is not authorized by the Certificate of Incorporation.

 Advantages.   The classified board proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies. While management has not experienced any problems with such continuity in the past,
it wishes to ensure that this experience will continue.    The  Board  of
Directors also believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company.


  Disadvantages.   Because of the additional time required to change control of the Board of directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will  not  be  able  to  take
action  to  remove other impediments to its acquisition of the Company.    While
the proposal is not intended as a takeover-resistive measure in response to a specific threat, it may discourage the acquisition of large blocks of the Company's shares by causing it to take longer for a person or group of persons who acquire such a block of shares to effect a change in management.
 The classified board proposal will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable.

  Required Vote

  In order to be adopted, this proposal must receive the affirmative vote of holders holding a majority of the shares of stock eligible to vote at the meeting.

  The Board of Directors recommends a vote FOR the Proposal To Amend the Corporate By-Laws to Provide for a Classified Board of Directors (Article II and Article III).







                      PRINCIPAL SHAREHOLDERS


  The following table sets forth, as of February 1, 1996, certain information with respect to all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, all Company directors, all nominees for directors, and all directors, nominees for directors and officers of the Company as a group.


                                         Number of
                                         Shares of
                                        Common Stock            Percent of
                                        Beneficially           Outstanding
Name and Address                         Owned (1)             Common Stock

R. C. Corr, Jr.                         136,143(2)                7.47%
Oneonta, AL

Denny Kelly                              26,504(3)                1.45%
Oneonta, AL

Hodge Patterson, III                     23,284(4)                1.28%
Pulaski, TN

Kennon R. Patterson, Sr.                202,589(5)               11.12%
Blountsville, AL

Bishop K. Walker, Jr.                   118,388(6)                6.50%
Arab, AL

C. K. Copeland                            9,000                   0.49%
Trafford, AL

Glynn Debter                              2,050                   0.11%
Horton, AL

Loy McGruder                              8,797 (7)               0.48%
Blountsville, AL

Jon M.Owings                             15,250                   0.84%
Pulaski, TN

Merritt Robbins                          70,232 (8)               3.85%
New Hope, AL

Robert O. Summerford                     25,000 (9)               1.37%
Falkville, AL

Wayne Washam                              1,000                   0.05%
Arab, AL






Compass Bank as Trustee of              191,025(10)              10.48%
 the Community Bancshares,
 Inc. Employee Stock Ownership
 Plan ("ESOP")

All Company directors, nominees         641,348                  35.20%
 for directors, and officers as
 a group
 (13 persons)

_________________________


(1) The  Company,  in the event of sale, has a right of first refusal with
    respect to (i) substantially  all Shares held by Company   directors,
    executive officers and principal shareholders, (ii) substantially all Shares held by directors, advisory directors, and executive officers of subsidiaries of the Company, and (iii) all Shares distributed to ESOP participants.

(2) Includes 60,000 Shares held by Oneonta Telephone Co., Inc., of which Mr. Corr is Chairman, President and a controlling shareholder.
(3) Includes shares held by Community Investments, a general partnership of which Mr. Kelly is a partner. Also includes 4,881 shares allocated to Mr.Kelly's ESOP account through December 31, 1994.

(4) Includes shares held by Community Investments, a general partnership of which Mr. Patterson is a partner. Also includes 3,314 shares allocated to Mr. Patterson's ESOP account through December 31, 1994.

(5) Includes shares held by Community Investments, a general partnership of which Mr.Patterson is a partner. Also includes 13,767 shares allocated to Mr. Patterson's ESOP account through December 31, 1994.

(6) Includes  shares  held  by  Community Investments, a general partnership of
    which Mr. Walker  is  a  partner.    Also  includes 4,244 shares allocated
    to Mr. Walker's ESOP account through December 31, 1994.

(7) Includes 2,797 shares allocated to Mr. McGruder's ESOP account through December 31,1994.

(8) Includes 20,000 shares held by Piggly Wiggly of New Hope, Inc. of which Mr. Robbins is Chairman, President and a controlling shareholder.

(9) Includes 17,000 shares held by Summerford Nursing Home and 3,000 shares held by Summerford Drugs of which Mr. Summerford is Chairman, President and a controlling shareholder.





                    ELECTION OF DIRECTORS


    Management  proposes  to  nominate Kennon R. Patterson, Sr., Denny Kelly,
R. C. Corr, Jr., Bishop K. Walker, Jr., Hodge Patterson, III, C. K. Copeland, Glynn Debter, Loy McGruder, Jon M. Owings, Merritt Robbins, Robert
O. Summerford and Wayne Washam for election as directors to hold office until expiration and until their successors shall have been elected and qualified. It is intended that the persons named in the proxy will vote for the
election  of  these  person.   Management believes that all of the nominees will
be available and able to serve as directors, but if for any reason any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Company's Board of Directors. Kennon R. Patterson, Sr., Denny Kelly, R. C. Corr, Jr., Bishop K. Walker, Jr., and Hodge Patterson, III were elected by the
shareholders  at  the  last  Annual  Meeting.    Nominees  Kennon R. Patterson,
Sr. and Hodge Patterson, III are brothers.

    The directors and nominees for directors and the executive officers of the Company, their ages, length of tenure as directors and as officers, positions held in the Company and its Subsidiaries and their principal occupation or employment during the last five years are as follows:


                                  Director
Name, Age and Position Held in   of Company            Principal Experience
the Company and Its Subsidiaries   Since              During Past Five Years (1)

Kennon R. Patterson, Sr. (53)     1983    Chairman,Chief Executive Officer and
Chairman, President,and Chief Executive   President of the Company since 1983;
Officer of the Company; Chairman and      Chief Executive Officer and President
Chief Executive Officer of Community      Community Bank(Alabama) since 1983;
Bank (Alabama); Chairman of Community     Chairman of Community Bank (Alabama)
Bank (Tennessee); Director of Community   since 1984; Chairman of Community Bank
Appraisals, Inc.; Director of Community   (Tennessee) since 1993.
Insurance Corp.; Director of 1st Community
Credit Corporation

Denny Kelly (56)                  1986     Director of Community Bank (Alabama)
Director of the Company, Director,         since 1985:President of Community
Vice Chairman and President of Community   Bank (Alabama) since 1993; Executive
Bank (Alabama),Director of 1st Community   Vice President ofCommunity Bank
Credit Corporation                         (Alabama) 1985 -1993.


R.C. Corr, Jr. (70)               1988     Chairman and President of Oneonta
Director  of the Company; Director of      Telephone Co.;Director of the Company
Community Bank (Alabama)                   since 1988;Director of Community Bank
                                           (Alabama) since 1988.




Bishop  K. Walker, Jr. (64)       1983     Director of the Company since 1983;
Director,  Vice Chairman and Secretary     Director of Community Bank(Alabama)
and General Counsel of the Company:        since 1984;Senior Vice President and
Director, Secretary of Community Bank      General Counsel of Community Bank,
(Alabama);Director and President of        (Alabama) 1987 - 1993; President
Community Insurance Corp.;Director and     and Director of Community Insurance
Secretary of Community Appraisals, Inc.;   Corp. since 1987.
Director of 1st Community Credit
Corporation

Hodge  Patterson, III (40)        1993    Director of the Company since 1993;
Director  of the Company; Director, Vice  Sr.Vice President of Community Bank
Chairman, Chief Executive Officer and     (Alabama) 1988-1993; Vice-Chairman,
President of Community Bank (Tennessee); Chief Executive Officer and President Director and Executive Vice President of of Community Bank(Tennessee) since
Community Bank (Alabama)                  1993.

C. K. Copeland (72)              ----     Self-employed agriculture operations.
Director of Community Bank                Director of Community Bank (Alabama)
(Alabama)                                 since 1993.

Glynn Debter (61)                ----     Owner-Operator Debter Farms.
City Director of Community Bank
(Alabama)

Loy McGruder (55)                ----     Director of Community Bank (Alabama)
Director and Executive Vice President     since1995; Executive Vice President of
of Community Bank (Alabama);              Bank(Alabama)since 1994;Sr.Vice Pres.
Director of 1st Community Credit          of Community Bank(Alabama) 1993-94,
                                          City President of Community Bank  --
                                          New Hope,(1987 -1993).

Jon M. Owings (58)               ----     Physician;  Director of Community Bank
Director of Community Bank                (Tennessee) since 1993.
(Tennessee)

Merritt Robbins (57)             ----    Owner-Operator of Piggly Wiggly Stores.
Director of Community Bank
(Alabama)

Robert O. Summerford (65)        ----    Owner-operator of Summerford Nursing
City Director of Community Bank          Home;Owner-operator of Summerford Drugs
(Alabama) - Falkville

Wayne Washam (59)                ----    Assistant Superintendent of Arab City
Director of Community Bank               Schools since 1992; Arab High School
(Alabama)                                Band director prior to 1992; Director
                                         of Community Bank (Alabama) since 1993.
____________________________________






    The individuals listed above have been employed during the past five years either in the principal occupations shown or in other executive positions with the Company or one of its Subsidiaries.

    All directors of the Company hold office until the next annual meeting of the Company's shareholders unless they sooner resign, become disqualified, or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.

   Messrs. Kennon R. Patterson, Sr. and Bishop K. Walker, Jr. are executive officers of the Company.

   In 1995,the Board of Directors held twelve regular meetings and one special meeting. All incumbent directors of the Company attended 75% or more of the meetings of the Board and the committees on which they served.

   The  Company's  Board  of Directors has four committees, but no standing
nominating committee.    The  Executive Committee consists of all the members
of the Board of Directors. The Executive Committee reviews the personnel and policies of the Company. This Committee held two meetings in 1995.

   The ESOP Administrative Committee is comprised of Messrs. Patterson and Walker and Mrs. Dicey Childers.The committee is scheduled to meet annually, and manages the Company's Employee stock ownership plan. This committee held four meetings in 1995. See "Executive Compensation - ESOP".

  The  Pension  Plan Committee consists of Messrs. Patterson and Walker and Ms.
Dicey Childers.    The  Pension  Plan Committee reviews the Company's pension benefits, and met two times in 1995.  See "Executive Compensation - Pension
Plan".








                          EXECUTIVE COMPENSATION


  The table shows the cash compensation paid by the Company and its Subsidiaries during 1995 to the Chief Executive Officer and the other most highly compensated executive officers receiving $100,000 or more in cash compensation.



                     Annual Compensation

Name and                                       Other Annual       All Other
Principal Position      Year  Salary   Bonus  Compensation(1)   Compensation (2)

Kennon R.Patterson,Sr.  1995 $450,000 $150,000   $20,400         $ 7,500
Chief Executive Officer 1994  450,000  100,000    20,400           7,500
                        1993  150,000  150,000    16,900           7,500

Bishop K. Walker, Jr.   1995  150,000   50,000    18,000           1,839
General Counsel         1994  150,000   50,000    18,000           1,293
                        1993   95,000   40,000    16,500           2,000

Denny Kelly             1995  110,000   50,000    18,000           1,800
President Community Bank1994  100,000   50,000    18,000           1,800
(Alabama)               1993   90,000   35,000    16,500           1,800

Hodge Patterson, III    1995  100,000   45,000    12,150           1,800
President Community Bank1994   82,000   25,000     9,150           1,800
(Tennessee)             1993   75,750   25,000                     1,800

Loy McGruder            1995   85,000   25,000     6,000           1,800
Executive Vice President1994   76,967    7,697     - 0 -           1,800
Community Bank (Alabama)1993   68,000    8,160     - 0 -           1,800

_________________________________________

(1) Director's fees of $750 per month paid as director of the Company and $750 per month paid as director of Community Bank, an Alabama subsidiary of the Company. Messrs. Patterson each received director's fees of $200 per month paid as director of Community Bank, a Tennessee subsidiary of the Company. Prior to April, 1993, director's fees were $500 per month for the Company and for the Alabama subsidiary, respectively.

(2) The amounts appearing in this column represent premiums paid by the Company or its subsidiaries for a life insurance policy or payments in lieu thereof. Mr. Kennon R. Patterson, Sr. receives a cash payment for the purchase of a policy in lieu of payment of premiums by the Company. Mr.Bishop K. Walker, Jr. receives cash payments in lieu of premiums.







   Directors of the Company received monthly fees of $750 from the Company and monthly fees of $750 from its Alabama subsidiary, Community Bank, and monthly fees of $200 from its Tennessee bank subsidiary, Community Bank, for such service as directors. Director R. C. Corr received additional director fees of $20,000. Directors receive no fees for attending committee meetings. Directors receive monthly fees regardless of their attendance at meetings, provided that they attend at least 75% of the meetings of the boards and of all committees on which they serve during the year. Total fees of $106,550 were paid to all Company directors in 1995, including fees received by such persons from Subsidiaries.

   On December 7, 1993, Community Bancshares' Board of Directors authorized and entered into a ten-year employment contract with Kennon R. Patterson,
Sr. and a five year employment contract with Bishop K. Walker, Jr. On March 1, 1990, the Community Bank (Alabama) Board of Directors also entered nto five-year employment contract with Denny Kelly. These contracts provide each
employee with three weeks of paid vacation annually, a suitable   automobile,
reimbursement of reasonable business and professional expenses, including normal and customary professional and educational meetings, and memberships in such civic and social clubs determined to be in the best interest of the employer and such employees; the aggregate amount of these items does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus reported for any of the named officers. The Board of Directors authorized and entered into a new ten-year employment contract with Kennon
R. Patterson, Sr. and a five year employment contract with Bishop K. Walker, Jr. on December 9, 1995, effective January 1, 1996.







                     BOARD COMPENSATION COMMITTEE


    The Company does not have a Board Compensation Committee but the entire Board of Directors consisting of Messrs. Patterson, Walker, Kelly, Corr and Patterson sets executive compensation including bonuses.The Board Compensation Committee's policies are to evaluate the Company's performance as to growth, asset composition, rate of return, and profitability on a peer group basis and on an internal year-to-year basis comparing the Company's current year performance to prior years' performance.

   In determining Chairman Patterson's compensation for 1995, the Board Compensation Committee considered the factors set forth in its policies. During 1995, the Company expanded its geographical market through acquisitions and new locations. In addition to the expansion of the area served, Mr. Patterson's management leadership in the development of new business products and service were a key factor in the continued growth in assets and profitability of the Company.


By The Board of Directors

Kennon R. Patterson, Sr.    Hodge Patterson, III     Denny Kelly
B. K. Walker, Jr.           R. C. Corr, Jr.











                                           Year Ended December 31:
                             1990    1991    1992    1993     1994    1995
Community Bancshares, Inc  100.00  106.06  154.55  272.73    454.55  372.73
American Stock Exchange    100.00  128.22  129.57  154.26    140.75  177.93
NASDAQ Bank Index          100.00  137.52  209.07  270.46    273.46  395.99





         The graph compares the cumulative shareholder return on the Common Stock of the Company for the previous five fiscal years with the cumulative total return of the NASDAQ Bank Index and the American Stock Exchange Index as published in "The Wall Street Journal".








Stock Option and Other Employee Benefit Plans

   At present, the Company has no stock option or other employee benefit plans except its pension plan, the informal bonus policy plan, and its employee stock ownership plan ("ESOP") and the Benefit Restoration Plan. The ESOP was established in late 1985 for purposes of providing an additional benefit to employees, increasing their ownership interest in the Company and raising capital to provide for the Company's future growth and debt service. The Company contributed $254,687 to the ESOP in 1995, which was used to apply to the indebtedness incurred by the ESOP and to make payment to certain participants in the ESOP who received cash payments under the provisions of the ESOP.

PENSION PLAN

      Summary of Plan Coverage

   Community Bank's Revised Pension Plan (the "Pension Plan") is a noncontributory defined benefit pension plan that may provide retirement, disability and death benefits for eligible employees of Community Bank and other employees of a participating employer. Employees who are expected to work 1,000 hours in the calendar year for a participating employer become participants in the Pension Plan on January 1 following their date of employment. As described below, benefits under the Pension Plan depend upon a participant's years of credited service with the employer and his highest average monthly earnings for the five consecutive year period out the 10-year period prior to his retirement or termination of employment. An employee who completes 10 years of service and attains age 55 is eligible for early
retirement  benefits.    During  1995,  the  Plan  was  amended  to  provide
that participants in the Pension Plan prior to November 1, 1995, would receive a 20 percent vested right after two years of service, 40 percent after three years, 60 percent after four years, and 100 percent after five years. Participants entering the Plan on or after November 1, 1995, receive no vested benefit prior to five years of credited service but are 100 percent vested after five years of credited service.

    Community Bank and other participating employers provide all funds necessary to pay the costs of the Pension Plan, which are determined by independent
actuaries for the Pension Plan.   The benefits have been funded through a trust
which was established with Central Bank of the South, as trustee, to accept and administer pension trusts.

      Criteria for Determining Amounts Payable

    The monthly retirement income available to a participant who lives to the normal retirement date (the first day of the month coincident with or following a participant's 65th birthday) is one and one half percent (1.5%) of the participant's average monthly earnings multiplied by his years
of credited service.  Monthly earnings are based upon a participant's   pay
including bonuses, overtime or other forms of extraordinary compensation. A participant's average monthly earnings is based on the highest average of his or her earnings in the five consecutive calendar years out of the
last 10 years preceding his retirement  or  termination  of  employment.    A
participant receives one year of credited service for each plan year (i.e., a calendar year) during which he performs 1,000 hours or more with Community Bank or its participating affiliates.






    There is a minimum benefit available to a participant equal to the lesser of (a) 2% of Top Heavy Compensation multiplied by the participant's number of years of Top Heavy Service or (b) 20% of Top Heavy Compensation.

    A participant may elect early retirement if he or she is age 55 or more and is credited with 10 or more years of service. In such event, the monthly retirement income benefit is reduced 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which his early retirement precedes his normal retirement date.

    A participant electing late retirement continues to receive credit for his or her additional years of service and monthly earnings up to his or her actual retirement.The participant will receive the greater of the amount just described or the actuarial value of the benefit earned at normal retirement date.

    Death benefits are payable to a surviving spouse in the event a participant (or former participant) with 2 or more years of credited service
dies prior to the commencement of  benefits.   Generally, the benefit is based
on the participant's earned vested benefit at death and equals the amount the spouse would have received (under the joint and 50% survivor option) on the earliest retirement date upon which the participant could have received benefits and is payable at the time the participant would have commenced such benefits.

      Form of Benefits

     The normal form of benefit for a married participant is a joint and 50% survivor annuity, and for an unmarried participant is a life annuity. The consent of the spouse of a married participant is needed to elect an alternative form of payment. Alternative forms of benefit include a life annuity with a guarantee of 240 monthly payments, a guaranteed number of payments up to 240 with no lifetime guarantee, and a joint and survivor annuity with the survivor annuity payable to a designated beneficiary in a fractionally smaller amount.

        Estimated Payment Schedules

    Average Amount of       Estimated Annual Pension for Representative
    Compensation for             Years  of  Credited Service(2)
     Last 5 Years             10        20        30         40
   Before Retirement (1)     Years     Years    Years       Years
       $ 25,000            $ 5,000    $ 7,500  $11,250   $ 15,000
         50,000             10,000     15,000   22,500     30,000
         75,000             15,000     22,500   33,750     45,000
        100,000             20,000     30,000   45,000     60,000
        250,000             50,000     75,000  112,500    150,000
        500,000            100,000    150,000  225,000    300,000
        750,000            150,000    225,000  337,500    450,000
__________________________________________

(1) It has been assumed that compensation is equal to Top Heavy Compensation (i.e., base pay equal to W-2 earnings). These calculations do not reflect any maximum benefits imposed by the Internal Revenue Service under IRS
     Section 415.

(2) Total Credited Service as of January 1, 1996 was 13 years for Kennon R. Patterson, Sr., 9 years for B.K. Walker, Jr., 10 years for Denny Kelly,
     9 years for Hodge Patterson, III, and 9 years for Loy McGruder.





The Pension Plan has been amended effective January 1, 1989, and in order to comply with the Tax Reform Act of 1986.

ESOP

   The ESOP was established on December 20, 1985, effective as of January 1, 1985, and is qualified as an "employee stock ownership plan" within the meaning of Section 407(d)(6) of the Employee Retirement Income Security
Act of 1974 ("ERISA"). The purposes of the ESOP include providing an additional benefit to employees, giving participants an ownership interest in the Company, and supporting the Company's growth and debt service. The principal investment of the Trust established under the ESOP is Company common stock. The ESOP consists of both an employee stock ownership plan within the meaning of Section 4975(e) of the Internal Revenue Code of 1986, as amended ( the"Code") and, prior to 1987, a taxcredit (employee stock ownership plan ("PAYSOP") under Section 409 of the Code.

   Each employee of the Company and its Subsidiaries is eligible to participate in the ESOP on December 31 following the completion of one year of service. A year of service is a Plan Year (i.e., the calendar year) in which the employee is credited with 1,000 hours of service.An hour of service is generally an hour for which an employee is paid or entitled to payment. An employee who fails to meet this requirement by December 31 shall be eligible to participate in the ESOP on the first day after he completes a year of service in either the 12-month period following his employment commencement date, or thereafter the Plan Year following his employment commencement date. The amount to be contributed to the ESOP each year is determined by the Company's Board of Directors from profits. Contributions can be made in either cash or stock. Participants are not required to contribute to the ESOP nor are they permitted to make voluntary contributions.

    The ESOP is managed by an ESOP Administrative Committee appointed by the Company's Board of Directors.Messrs.Kennon R. Patterson, Sr., and J. K. Cornelius served as trustees of the ESOP but resigned in July 1986 and were succeeded by Central Bank of the South (the "Trustee"). The Trustee is directed to invest contributions in Company stock or temporarily in cash.
The Trustee is also authorized to incur loans to finance purchases of Company Shares and to use such stock as collateral for such financing.At the direction of the ESOP Administrative Committee, the Trustee entered into an ESOP loan from an unrelated bank on November 3, 1993 and borrowed $1,200,000 to purchase 80,000 Shares from the Company at $15.00 per Share. ESOP contributions by the Company during 1995 were applied to the service of this debt and to make payment to certain plan participants entitled to distributions from the ESOP. At the end of 1995, the amount of the indebtedness was $995,197.50. ESOP shares pledged as collateral are released by the unrelated bank monthly as the debt is serviced by the Company.

   Accounts are maintained for each ESOP participant.  Contributions by the
Company are allocated   to  the  accounts  of  the  participants  based  on
their  relative  amounts  of compensation  for  the  year.  Forfeitures under
the ESOP are allocated in the same manner as contributions.   Participants must
be credited with 1,000 hours of service and be employed on the last day of the Plan Year to share in contributions and forfeitures, except in the event of retirement, death or disability.

   As to Shares allocated to each ESOP participant's account, the participant is entitled to direct the Trustee as to voting such Shares. Otherwise, all Shares held by the ESOP shall be voted in the manner determined by the ESOP Administrative Committee to be in the best interests of participants and beneficiaries.









   A participant becomes entitled to the full amount in his ESOP account if he attains the normal retirement age of 65, dies or becomes disabled. If termination is due to other reasons, a participant is entitled to the vested portion of his account in the ESOP determined in accordance with a vesting schedule. During 1995, the ESOP was amended to provide that participants prior to November 1, 1995, would receive a 20 percent vested right after two years of service, 40 percent after three years, 60 percent after four years, and 100 percent after five years. Participants entering the ESOP on or after November 1, 1995, receive no vested benefit prior to five years of credited service but are 100 percent vested after five years of credited service. A participant receives a year of credited service for each Plan Year in which he has at least 1,000 hours of service. Years of service before the effective date of the ESOP are recognized for vesting service. A participant is always 100% vested as to amounts contributed previously under the PAYSOP.

   After a participant's retirement, disability or death, distribution of his account normally will be made in a lump sum. Distribution will be in stock or cash or both, but if it is cash, the participant will be informed of his right to demand stock. In the event of termination for reasons other than retirement, death or disability, distribution occurs after a break in service and will be a lump sum. A break in service is a Plan Year in which the participant is credited with less than 500 hours of service. The Company Shares to be distributed are subject to a right of first refusal. Before the stock can be sold, it must first be offered to the Trustee at its fair market value. The Trustee must also offer put options to participants who receive distributions of shares from the ESOP Trust.

BENEFIT RESTORATION PLAN

  On April 12, 1995, the Board of Directors authorized the establishment of the Community Bancshares, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan"). Section 401 of the Internal Revenue Code of 1987 imposes maximum limitations on the amount of employee compensation that can be taken into
account  for  determining qualified retirement plan benefits.    Section  415
of the Internal Revenue Code of 1987 imposes maximum benefits that can be paid from a qualified retirement plan. The Company's Pension Plan is a qualified retirement plan under the Internal Revenue Code.

   The Benefit Restoration Plan provides retirement benefits to participants whose compensation or benefit payment exceeds the maximum amounts allowed for qualified retirement plans.Payments under the Benefit Restoration Plan are payable to the recipient in the same manner as they would be paid under the Pension plan disregarding the applicable limitations of the Internal Revenue Code of 1987. If any lump sum actuarial equivalent of any benefits payable to a recipient is $10,000 or less, the plan administrative committee may direct payment to the appropriate recipient in a lump sum. Vesting is in accordance with the vesting schedule under the provisions of the Pension Plan.

  The Benefit Restoration Plan is effective January 1, 1995, and presently has four named participants although not all participants have reached either the compensation limit or benefit limit imposed by the Internal Revenue Code of 1987 for qualified retirement plans. The named participants are Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny Kelly and Hodge Patterson, III. The Company accrued $93,992 to fund the Benefit Restoration Plan during 1995.







                              CERTAIN TRANSACTIONS

   Some Company and Subsidiary directors, officers and principal shareholders and their associates were customers of, or had transactions with, the Company or its Subsidiaries in the ordinary course of business during 1995. Some of the directors of the Company or its Subsidiaries are directors, officers, trustees or principal securities holders of corporations or other organizations which also were customers of, or had transactions with, the Company or its Subsidiaries in the ordinary course of business during 1995.

      Except as noted below, all outstanding loans and other transactions with Company or Subsidiary directors, officers and principal shareholders, including, without limit, those discussed herein, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, the Company or its Subsidiaries may have had additional transactions with, or used products or services of, various organizations of which directors of  the  Company  or  its  Subsidiaries
are  associated.    Except as noted in the following paragraphs,  the  amounts involved  in  such  noncredit  transactions  have  in no case been material in  relation  to  the  business  of  the  Company,  it  Subsidiaries  or such
other organizations.    It  is expected that the Company and its Subsidiaries
will continue to have similar transactions in the ordinary course of its business with such individuals and their associates in the future.

    The aggregate amount of credit outstanding to all Company and Subsidiary directors, nominees for directors, executive officers and principal shareholders who were indebted to the Company or any if its Subsidiaries in an amount in excess of $60,000 totalled approximately $6,873,999 at December 31, 1995. This amount represented approximately 23.7% of the Company's total shareholders' equity on that date.

    On February 17, 1989 after receiving approval from the Board of Governors of the Federal Reserve System and pursuant to a Stock Purchase Agreement, the Company purchased 22,792 Company Shares at a price of approximately $47.95 per share held by Jack Cornelius, the former Chairman of the Board of the Company's principal subsidiary, Community Bank. (After adjusting for a  three-for-one stock split, in terms of current shares the purchase was
68,376 shares at a price of approximately $15.98 per share). The Company purchased the Shares to maintain the Company's current successful policies and to preserve goodwill and harmonious relations in the communities, and among the customers, served by the Company. These Shares represented approximately 5.375% of the Company's outstanding Common Stock and all of Mr. Cornelius' holdings from cash on hand with the balance of $895,432 to be paid over a period of 10 years pursuant to a subordinated capital note from the
Company to Mr. Cornelius.    On  November  23,  1993,  the  Company  fully
retired  the indebtedness to Mr. Cornelius.

   On October 2,1994, the Company purchased 115,978.384 shares held by Jeffrey K. Cornelius, a former director of the Company.The Company purchased the Shares to maintain the Company's current successful policies and to preserve goodwill and harmonious relations in the communities, and among
the  customers,  served  by  the  Company.    These Shares represented
approximately 6.43% of the Company's outstanding Common Stock. Payment to Mr. Cornelius was made from cash on hand with the balance of $2,000,000 to be paid over a period of 20 years pursuant to a subordinated capital note from the Company to Mr. Cornelius. Such note bears interest on the outstanding principal amount at a rate of 7.0% per annum, is payable in 240 equal monthly installments of principal and interest, and may be prepaid in whole or in part at any time without penalty. As of December 31, 1994, the principal indebtedness to Mr. Cornelius was $1,992.299.














    The Company had previously issued 11,692 shares of its Series 1984-1 8% Cumulative Preferred Stock. The Company redeemed all the Preferred Shares effective December 31, 1993, by establishment of an escrow account. Preferred shareholders receive payment of the stated value of $69.44 upon surrender of their stock certificate to the Company. All certificates have been surrendered to the Company.

   During 1995, Community Bank (Alabama) entered into a service contract with Royal Acres,a partnership composed of Kennon R. Patterson, Sr. and Bishop K. Walker, Jr., both of whom are directors and officers of the Company, for the upkeep and maintenance of the external grounds of the Company's seventeen locations at an average monthly cost of $394 per location. Maintenance expense under this contract amounted to $80,347 for the year ended December 31, 1995.

   During 1995, Community Bank (Alabama) and Community Bank (Tennessee) paid Heritage Interiors, a decorating and design firm owned and operated by the wife of Kennon R. Patterson, Sr., a director and officer of the Company, for the interior design, furniture, appliances, fixtures, carpets, wallcoverings, drapes, and accessories for Community Bank (Alabama) new bank facilities at Elkmont and Snead; appraisal and marketing offices at Snead; headquarters annex and other facilities and Community Bank (Tennessee) banking facilities at Pulaski (Downtown) and Pulaski (West College) totalling $203,649.











   Com-Pac, a partnership composed of Kennon R. Patterson, Sr., Birl Bryson and Bishop K. Walker, Jr., all of whom are shareholders, directors and officers of Community Bancshares, Inc. and its banking subsidiary, Community Bank (Alabama) and as a group control more than 5% of the common stock, entered into a lease agreement with Community Bank (Alabama) to lease 1.2 acres of land and a building of approximately 3,300 square feet located in
Meridianville,  Madison  County,  Alabama.    The  building  consists  of  an
approved vault, security equipment, a drive-in window, two remote drive-in facilities, lobby, three private offices, six teller stations storage room and restroom facilities with appropriate exterior paving, landscaping and parking.
 Community Bank (Alabama) commenced paying monthly rental payments of $5,373 per month on September 1, 1990. The lease to Community Bank (Alabama) provided an option to purchase the facility at any time during the five-year lease at cost. In addition to lease payments, Community Bank (Alabama) provides insurance coverage and is responsible for payments of ad valorem taxes and maintenance. In accordance with the lease agreement, Community Bank(Alabama) purchased the property from Com-Pac during 1995 for $500,630.

    The Company during 1990 conveyed a lot and assigned leases on two additional lots in the City of Hartselle, Morgan County, Alabama, to Com-Pac.The sales price of the lot was $75,000.00  (the cost of the lot) and the two leases which
Com-Pac assumed presently call for monthly  rentals  of  $400.00  and   $600.00.
Com-Pac subsequently constructed a building and entered  into a lease agreement
with Community Bank (Alabama) to lease the three lots and the building.    The
building is approximately 3,300 square feet and consists of an approved vault, security equipment, a drive-in window, two remote drive-in facilities, lobby, three private offices, six teller stations, storage room and restroom facilities with appropriate paving, landscaping and parking. Community Bank (Alabama) commenced paying monthly rentals of $6,573 per month on September 1, 1990. The lease to Community Bank (Alabama) provides an option to purchase the facility at any time during the five year lease plus the assumption of the two leases on the leased lots, or, in the event of purchase of said lots, plus their cost (which is fixed under an agreement to purchase and/or option to purchase at $75,000 for each lot upon certain happenings). In addition to the lease payments, Community Bank (Alabama) provides insurance coverage and is responsible for payment of ad valorem taxes and maintenance. In accordance with the lease agreement, Community Bank (Alabama) purchased the property from Com-Pac during 1995 for $592,476 and assumed the two leases on the leased lots.

  Both the Meridianville and Hartselle leases, with options to purchase between Community Bank (Alabama) and Com-Pac were approved by the Board of Directors with the abstention of Birl Bryson, Jeffrey K. Cornelius, Kennon R. Patterson, Sr., and B. K. Walker, Jr. The leases by Com-Pac to Community Bank (Alabama) were considerably more favorable to Community Bank (Alabama) than proposals received by Community Bank (Alabama) from outside sources. The purchases of the Meridianville and Hartselle properties were approved by the Board of Directors with the abstention of Kennon R. Patterson, Sr. and B.K. Walker, Jr.

   The Company has entered into agreements with substantially all directors, advisory directors and officers of the Company and its Subsidiaries granting the Company a right of first refusal on any proposed sale of Company Shares by such persons. See "Principal Shareholders."








                     APPROVAL OF APPOINTMENT OF AUDITORS

    At the annual shareholder meeting held on March 30, 1995, the shareholders elected Dudley, Hopton-Jones, Sims & Freeman, PLLP, ("Dudley") to be the independent public accountants to audit the financial statements of the Company and its subsidiaries for 1995.

    A representative of Dudley is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires and to respond to appropriate questions.

  The Board of Directors recommends a vote FOR approval of the appointment of Dudley as independent public accountants for 1996.

                           SHAREHOLDER PROPOSALS

    Any proposal which a shareholder of the Company intends to be presented at the annual meeting of shareholders to be held in 1997 must be received by the Company on or before November 15, 1996. Only proper proposals which are timely received will be included in the proxy statement and form of proxy.

                               OTHER MATTERS

   Management does not know of any matters to be brought before the Meeting other than as described in this proxy statement. Should other matters properly come before the Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

                         EXPENSES OF SOLICITATION

    The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company or its subsidiaries personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

                       AVAILABILITY OF ANNUAL REPORT

   A copy of the Annual Report and Form 10-K for the year ended December 31, 1995 will be mailed to each shareholder on March 8, 1996 and will be provided with no charge to each Shareholder upon request at the annual Stockholder's Meeting on March 28, 1996. Requests for such copies should be directed to: Mr. Kennon R. Patterson, Sr., Chairman, Community Bancshares, Inc., P.O. Box 1000, Blountsville, Alabama, 35031.








                               EXHIBIT "A"

                           BY-LAWS AMENDMENTS


In the event that the stockholders of the Company approve Proposal 1 (Approval of a Classified Board of Directors), the following By-Laws provisions will be implemented and, Article II, Section 2, and Article III,
Section 1 and Section 2 will be as follows:

                                 ARTICLE II
                          MEETINGS OF SHAREHOLDERS


 Section 2. Annual Meetings. Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of meeting. At the annual meeting the stockholders shall elect by a plurality vote the number of Directors equal to the number of Directors of the class whose term expires at such meetings (or, if fewer, the number of Directors properly nominated and qualified for election) to hold office until the third succeeding annual meeting of stockholders after their election.

                                ARTICLE III
                            BOARD OF DIRECTORS


  Section 1. General Powers; Number, Tenure and Qualifications. The Corporation's business, properties and affairs shall be managed by its Board of Directors, composed of not less than nine nor more than thirteen persons (the number of directors to be determined by resolution of the Board of Directors from time to time). The Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as possible, and the term of office of Directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each Director until his successor shall be elected and shall qualify or until his earlier
resignation, removal from office, death  or  incapacity.    Additional
directorships resulting from an increase in number of Directors shall be apportioned among the classes as equally as possible. The initial term of office of Directors of Class I shall expire at the annual meeting of stockholders in 1997; that of Class II shall expire at the annual meeting in 1998; and that of Class III shall expire at the annual meting in 1999; and in all cases as to each Director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of Directors equal to the number of Directors of the class whose term expires at the time of such meeting (or, if less, the number of Directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

  Section 2. Vacancies and Additional Directorships. If any vacancy shall occur among the directors by reason of death, resignation, or removal, or as the result of an increase in the number of directorships, the directors then in office shall continue to act and may fill any such vacancy by a vote of the majority of directors then in office, though less than a quorum, and each director so chosen shall hold office until the next annual election at which the term of the class to which he or she has been elected expires and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation or removal.












              ____________________________________________
                                PROXY
                       COMMUNITY BANCSHARES, INC.
                          BLOUNTSVILLE, ALABAMA
                      ANNUAL MEETING OF SHAREHOLDERS
               _____________________________________________

    The undersigned shareholder of Community Bancshares, Inc. (the "Company"), Blountsville, Alabama, hereby constitutes and appoints Dicey Childers or Mark
O. South with full power of substitution to vote the number of shares of Company common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Heritage Club, Huntsville, Alabama on March 28, 1996 at 10:00 A.M., local time, or at any adjournments thereof (the "Meeting") upon the proposals described in the Proxy Statement and Notice of Annual Meeting of Shareholders, the receipt of which is acknowledged, in the manner specified below.

  1. To amend the corporation's by-laws to provide for three classes of directors to serve three year staggered terms after an initial transition period;

       For_______                          Against_______
       Abstain_______

  2. To elect Kennon R. Patterson Sr., Denny Kelly, R.C. Corr, Jr., Bishop K. Walker, Jr., Hodge Patterson, III, C.K. Copeland, Glynn Debter, Loy McGruder, Jon M. Owings, Merritt Robbins, Robert O. Summerford, and Wayne Washam to serve as directors of the Company for terms in accordance with the Amended By-Laws if Proposal 1 is adopted and, if the proposal is not adopted, for a one year term until their successors are elected and qualified;

                                            For_______

                         TO WITHHOLD AUTHORITY FOR ANY NOMINEE(S)
                         FOR DIRECTOR, WRITE THEIR NAME(S) IN THE SPACE PROVIDED BELOW

                         _____________________________________________________

                         _____________________________________________________

  3. To ratify the selection of Dudley, Hopton-Jones, Sims & Freeman, PLLP, as independent auditors of the Company for the year ending December 31, 1996.

               For_______                     Against_______
               Abstain_______

  4. In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

               Authorized__________           Withhold Authority__________

  This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3 with discretionary authority on all other matters that may properly come before the Meeting or any adjournment thereof.

   Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee or guardian, please give full title
as  such.    If  a  corporation,  please  sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         ________________________________________________________
         Signature of Shareholder



         ________________________________________________________
         Signature of Other Shareholder (if held jointly)



         Dated:______________________________________________1996
                      Month                   Day

THIS PROXY IS SOLICITED ON BEHALF OF COMMUNITY BANCSHARES, INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.